As filed with the Securities and Exchange Commission on October 23, 2018

Registration Nos. 333-204943, 333-215812 and 333-223451

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-204943

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-215812

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-223451

UNDER

THE SECURITIES ACT OF 1933

INVUITY, INC.

(Exact name of registrant as specified in its charter)

Delaware	04-3803169
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Stryker Corporation

2825 Airview Boulevard

Kalamazoo, Michigan 49002

(Address of principal executive offices) (Zip code)

2005 STOCK INCENTIVE PLAN

2015 EQUITY INCENTIVE PLAN

(Full title of the plan)

Dylan B. Crotty

President of Commercial Operations

Invuity, Inc.

2825 Airview Boulevard

Kalamazoo, Michigan 49002

(269) 385-2600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☑

Non-accelerated filed	☐	Smaller reporting company	☐

		Emerging Growth Company	☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☑

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”), filed by Invuity, Inc., a Delaware corporation (the “Registrant”), deregister all shares of the Registrant’s common stock, $0.001 par value per share (the “Shares”) remaining unissued under the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”):

•

Registration Statement on Form S-8 (No. 333-204943), pertaining to the registration of an aggregate of 3,535,794 Shares, issuable under the Invuity, Inc. 2005 Stock Incentive Plan and the Invuity, Inc. 2015 Equity Incentive Plan, which was filed with the Commission on June 15, 2015.

•

Registration Statement on Form S-8 (No. 333-215812), pertaining to the registration of 1,517,164 Shares issuable under the Invuity, Inc. 2015 Equity Incentive Plan, which was filed with the Commission on January 30, 2017.

•

Registration Statement on Form S-8 (No. 333-223451), pertaining to the registration of 858,962 Shares issuable under the Invuity, Inc. 2015 Equity Incentive Plan, which was filed with the Commission on March 5, 2018.

Pursuant to an Agreement and Plan of Merger, dated September 10, 2018, by and among Stryker Corporation, a Michigan corporation (“Stryker”), Accipiter Corp., a Delaware corporation and a wholly-owned subsidiary of Stryker (“Purchaser”), and the Registrant, Purchaser was merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation. The Merger became effective on October 23, 2018.

In connection with the closing of the Merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all Shares registered under the Registration Statements but not sold under the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, California, on October 23, 2018.

Invuity, Inc.

By:	/s/ Scott Flora
Name: Scott Flora
Title:	Interim President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments to the Registration Statements have been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ William E. Berry, Jr. William E. Berry, Jr.	Director	October 23, 2018

/s/ Spencer S. Stiles Spencer S. Stiles	Director	October 23, 2018